AMENDMENT TO PARTICIPATION AGREEMENT
Among
TRANSAMERICA LIFE INSURANCE COMPANY,

PIMCO VARIABLE INSURANCE TRUST,
and
PIMCO INVESTMENTS LLC

THIS Amendment No. 6 to that certain Participation Agreement, by and between Transamerica Life Insurance Company (the “Company”), PIMCO Investments LLC (“PI”) and PIMCO Variable Insurance Trust (the “Fund”) created and effective as of March 16, 2011 (the “Agreement”), is effective as of 15th day of June, 2011.

WHEREAS PI, the Fund and the Company formed the Agreement pursuant to that certain Amendment and Agreement, dated March 16, 2011, by and among Allianz Global Investors Distributors LLC (“AGID”), the Company, PI and the Fund (the “Novation”), which duplicated with respect to the Fund only to that certain Participation Agreement dated July 1, 1999 by and among AGID, the Fund and the Company;

NOW, THEREFORE, in consideration of their mutual promises, the parties do hereby agree to amend the Agreement as follows:

“Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. In the event of a conflict between the Agreement and this Amendment, it is understood and agreed that the provisions of this Amendment shall control.

Effective date:                                June 15, 2011

TRANSAMERICA LIFE INSURANCE	PIMCO VARIABLE INSURANCE
COMPANY,                                                                          TRUST

By:   /s/ Harold M. Buckner                                                     By:   /s/ Eric Johnson

Name:   Harold M. Buckner, Jr.                                                Name:   Eric Johnson

Title:   Senior Vice President                                                    Title:    SVP

PIMCO INVESTMENTS LLC

By:    /s/ Gregory A. Bishop

Name:  Gregory A. Bishop

Title:    Head of Business Management

SCHEDULE A

PIMCO Variable Insurance Trust Portfolios:

Short Duration Bond Portfolios
▪	Money Market Portfolio (Institutional Class)
▪	Short-Term Portfolio (Institutional Class)
▪	Low Duration Portfolio (Institutional Class)

Intermediate Duration Bond Portfolios
▪	Real Return Portfolio (Institutional Class)
▪	CommodityRealReturn® Strategy Portfolio (Administrative Class)
▪	Total Return Portfolio (Institutional Class)
▪	High Yield Portfolio (Institutional Class)

Long Duration Bond Portfolios
▪	Long-Term U.S. Government Bond Portfolio (Institutional Class)

International Bond Portfolio
▪	Global Bond Portfolio (Administrative and Institutional Class)
▪	Foreign Bond Portfolio (Unhedged) (Administrative Class)
▪	Foreign Bond Portfolio (U.S. Dollar Hedged) (Institutional Class)
▪	Emerging Markets Bond Portfolio (Administrative Class)

Asset Allocation Portfolios
▪	Global Multi-Asset Portfolio (Administrative Class)
▪	All Asset Portfolio (Administrative and Institutional Class)

Absolute Return Bond Portfolio
▪	Unconstrained Bond Portfolio (Administrative and Institutional Class)

Name of Separate Account and Date Established by Board of Directors:	Contract Funded by Separate Account:
PFL Corporate Account One; August 10, 1998 (1940 Act Exclusion)	Advantage V Variable Adjustable Life Insurance Policy (1933 Act Exempt)
Transamerica Corporate Separate Account Sixteen; June 16, 2003	Advantage X Variable Adjustable Life Insurance Policy
Transamerica Separate Account R3 November 23, 2009	Advantage R3 Variable Adjustable Life Insurance Policy